(OG OUTLOOK GROUP CORP. LOGO)



NEWS RELEASE                                 For Additional Information Contact:
                                             Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                        (920) 727-8566
                                             Joseph J. Baksha, CEO
                                             (920) 727-8585


              OUTLOOK GROUP REPORTS INCREASED FIRST QUARTER RESULTS

             Substantial improvement in sales and earnings reflects
                   successful growth and operating strategies

NEENAH, WIS., SEPTEMBER 19, 2005.....Outlook Group Corp. (Nasdaq: OUTL) today reported net sales of $23,128,000 for the first quarter ended August 27, 2005, a 34.4% increase from sales of $17,207,000 for the first quarter of the prior year. Net earnings increased 73.8% to $1,222,000 or $0.35 per diluted share for the first quarter of fiscal 2006, compared to net earnings of $703,000 or $0.21 per diluted share for the comparable prior period.

"This was a very strong quarter for Outlook Group. The significant improvement is a direct result of our strategies to increase sales and enhance productivity. We are continuing to build momentum, with solid top- and bottom-line growth," said Joseph J. Baksha, president and chief executive officer of Outlook Group.

Baksha said the higher sales reflected increased orders from both existing and new clients. The improvement in earnings for the quarter was primarily due to increased capacity utilization and absorption of overhead as a result of the higher sales.

"We are continuing to execute on our strategy to develop long-term client relationships by offering complete supply chain management solutions. We are also realizing the benefits of our ongoing productivity improvement programs and our investments in new equipment to enhance our capabilities. As an example, the client response to our recently purchased Kodak NexPress(R) four-color digital printing equipment has been very positive," said Baksha. "Fiscal 2006 is off to an excellent start and we expect that we can look forward to continued progress in the months ahead."

                                     -more-
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Page 2


Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.


The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships; financing needs to support our relationships; possible termination of contracts, including long-term contracts; the need to complete the transitions to the new customer contracts, and the need to achieve and maintain satisfactory performance thereunder; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

                                     -more-


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Page 3


                               OUTLOOK GROUP CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
           -----------------------------------------------------------
               (in thousands, except share and per share amounts)


                                                     THREE-MONTH PERIOD ENDED
                                                 -------------------------------
                                                 AUGUST 27, 2005  August 28, 2004
                                                 ---------------  ---------------
Net sales                                          $    23,128      $    17,207
Cost of goods sold                                      18,335           13,588
                                                   -----------      -----------
    Gross profit                                         4,793            3,619
Selling, general and administrative expenses             2,707            2,576
                                                   -----------      -----------
Operating profit                                         2,086            1,043
Other income (expense):
    Interest expense                                       (87)             (44)
    Interest and other income                               38              144
                                                   -----------      -----------
Earnings from operations before
    income taxes                                         2,037            1,143
Income tax expense                                         815              440
                                                   -----------      -----------
    Net earnings                                   $     1,222      $       703
                                                   ===========      ===========
Net earnings per common share:
    Basic                                          $      0.36      $      0.21
                                                   ===========      ===========
    Diluted                                        $      0.35      $      0.21
                                                   ===========      ===========
Weighted average number of shares outstanding:
    Basic                                            3,388,033        3,385,477
                                                   ===========      ===========
    Diluted                                          3,453,977        3,413,328
                                                   ===========      ===========


              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
              ----------------------------------------------------
                             (Dollars in thousands)


                                                 AUGUST 27, 2005  August 28, 2004
                                                 ---------------  ---------------
Ratio Analysis
Total current assets                               $  26,099        $  24,961
Total current liabilities                             11,685            8,003
Total long term debt (including
     current maturities)                               6,275            1,225
Shareholders' equity                                  34,378           31,361
Current ratio                                           2.23             3.12
Debt to total capitalization                            15.4%             3.8%

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